Exhibit 99.1

Greenland Acquisition Corporation Announces Signing of Agreement
to Acquire Zhongchai Holding (Hong Kong) Limited

New York, N.Y., July 12, 2019 — Greenland Acquisition Corporation (the “Company” or “Greenland”) (NASDAQ: GLAC), a blank check company formed for the purpose of acquiring one or more businesses or entities, announced today that it has signed a definitive share exchange agreement with Zhongchai Holding (Hong Kong) Limited (“Zhongchai Holding”), a leading developer and manufacturer of transmission products for material handling machineries in China. In addition, Zhongchai Holding has developed robotic cargo carriers, which it plans to produce and sell in the near future. Upon closing, Zhongchai Holding will become a wholly-owned subsidiary of Greenland, and Zhongchai Holding’s majority owned subsidiaries will become the operating entities of the Company. In addition, the Company will change its name to Greenland Technologies Holding Corporation.

Zhongchai Holding’s transmission products are key components for forklift trucks used in manufacturing and logistic applications. Zhongchai Holding’s revenues increased from approximately $49.1 million in 2017 to approximately $60.2 million in 2018 and its net income increased to approximately $6.6 million in 2018 from a net loss of approximately $3.3 million in 2017. Following the closing, Zhongchai Holding’s key executives are expected to remain as key executives of the combined company and continue to drive business growth.

Yanming Liu, Chairman and Chief Executive Officer of Greenland said, “On behalf of Greenland and our sponsor, Greenland Asset Management Corporation, we are extremely excited about the acquisition of Zhongchai Holding. Zhongchai Holding is a leading developer and manufacturer of transmission products for material handling machineries in China and had substantial revenue with a track record of strong organic growth. Mr. Peter Zuguang Wang and his team have many years of experience in the transportation industry. Zhongchai Holding is well-positioned for future growth, particularly with respect to the robotic product that Zhongchai Holding developed and expects to begin manufacturing and selling in the near future. With their experience and insights, we believe Zhongchai Holding has the potential to generate long-term value to Greenland’s shareholders. We are thrilled to be part of the next stage in this company’s life cycle and look forward to helping create value for our shareholders.”

Peter Zuguang Wang, sole director of Zhongchai Holding, also expressed his confidence in the proposed acquisition and of Zhongchai Holding becoming a U.S. public company. “We believe that as a Nasdaq-listed company, Zhongchai Holding can achieve its goals faster, taking advantage of the resources from the public capital markets to bring innovations to traditional transmission products as well as robotic cargo carriers quickly, motivate our workforce and grow together with our customers and partners to new and higher levels. With a widely-recognized brand in China, a growing customer base, a strong R&D team and a new robotic product expected to hit the market in the near future, Zhongchai Holding has many exciting growth opportunities going forward that we believe will create value to our investors.”

Transaction Details

Under the terms of the share exchange agreement, Greenland will acquire all of the outstanding equity interests of Zhongchai Holding from Zhongchai Holding’s shareholder in exchange for 7,500,000 newly issued ordinary shares of Greenland. 10% of the ordinary shares payable to Zhongchai Holding’s shareholder in the transaction will be held in escrow for 18 months after the closing as security for Zhongchai Holding’s and such shareholder’s indemnification obligations under the share exchange agreement.

The board of directors of the Company after the closing will consist of five directors, who will be appointed prior to the closing, four of which will be independent. The four nominees of the independent directors are Messrs. Yanming Liu, Hong Liang Lu, Min Zhang and Everett Xiaolin Wang.

The transaction is subject to the satisfaction of customary closing conditions, including approval of Greenland’s shareholders. The transaction is expected to close by the end of 2019, promptly following Greenland’s special shareholders’ meeting to approve the transaction.

Ellenoff Grossman & Schole LLP and Ogier are acting as legal advisors to Greenland.  T&C Law Firm is acting as legal advisor to Zhongchai Holding.

The description of the transaction contained herein is only a summary and is qualified in its entirety by reference to the definitive share exchange agreement relating to the transaction, a copy of which will be filed by Greenland with the Securities and Exchange Commission (the “SEC”) as an exhibit to a Current Report on Form 8-K.

About Greenland Acquisition Corporation

Greenland Acquisition Corporation is a blank check company formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar business combination with one or more businesses or entities.

About Zhongchai Holding (Hong Kong) Limited

Zhongchai Holding (Hong Kong) Limited is a holding company incorporated under the laws of Hong Kong. It is a developer and manufacturer of traditional transmission products for material handling machineries and a developer of a robotic cargo carrier prototype expected to be available for commercial use in the near future in China.

Additional Information About the Transaction and Where to Find it

The proposed transaction will be submitted to shareholders of Greenland for their approval. In connection with that approval, Greenland intends to file with the SEC a proxy statement containing information about the proposed transaction and the respective businesses of Zhongchai Holding and Greenland. Greenland will mail a definitive proxy statement and other relevant documents to its shareholders after the SEC completes its review. Greenland shareholders are urged to read the preliminary proxy statement and any amendments thereto and the definitive proxy statement in connection with Greenland’s solicitation of proxies for the special meeting to be held to approve the proposed transaction, because these documents will contain important information about Greenland, Zhongchai Holding and the proposed transaction. The definitive proxy statement will be mailed to shareholders of Greenland as of a record date to be established for voting on the proposed transaction. Shareholders will also be able to obtain a free copy of the proxy statement, as well as other filings containing information about Greenland without charge, at the SEC’s website (www.sec.gov).

Participants in the Solicitation

Greenland and its directors and executive officers and other persons may be deemed to be participants in the solicitations of proxies from Greenland’s shareholders in respect of the proposed transaction. Information regarding Greenland’s directors and executive officers is available in Greenland’s annual report on Form 10-K filed with the SEC. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests will be contained in the proxy statement when it becomes available.

Disclaimer

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Forward-Looking Statements

This press release includes “forward-looking statements” that involve risks and uncertainties that could cause actual results to differ materially from what is expected. Words such as “expects”, “believes”, “anticipates”, “intends”, “estimates”, “seeks”, “may”, “might”, “plan”, “possible”, “should” and variations and similar words and expressions are intended to identify such forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Such forward-looking statements relate to future events or future results, based on currently available information and reflect Greenland management’s current beliefs. A number of factors could cause actual events or results to differ materially from the events and results discussed in the forward-looking statements. Such factors include, among other things: the possibility that the business combination will not close or that the closing may be delayed because conditions to the closing may not be satisfied, including shareholder and other approvals, the performances of Greenland and Zhongchai Holding, and the ability of the combined company to meet the Nasdaq Capital Market’s listing standards; changes in the market for Zhongchai Holding’s products; Zhongchai Holding’s inability to maintain sufficient levels of liquidity and working capital; the reaction of Zhongchai Holding customers to the business combination; failure of Zhongchai Holding’s new products to be successfully integrated into the market; Zhongchai Holding’s inability to develop and maintain effective internal controls; the exposure to any liability, protracted and costly litigation or reputational damage relating to Zhongchai Holding’s data security; unexpected costs, liabilities or delays in the transaction; the outcome of any legal proceedings related to the transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreement; and general economic conditions. In addition, please refer to the Risk Factors section of Greenland’s Annual Report on Form 10-K for additional information identifying important factors that could cause actual results to differ materially from those anticipated in the forward looking statements. Except as expressly required by applicable securities law, Greenland disclaims any intention or obligation to update or revise any forward looking statements whether as a result of new information, future events or otherwise.

Contact:

Greenland Acquisition Corporation

Yanming Liu

+ (86) 010-53607082

Zhongchai Holding (Hong Kong) Limited

Peter Zuguang Wang

+ (86) 571-85775711

3